Example Template : 77O




















DWS ENHANCED COMMODITY STRATEGY
FUND










N-Sar July 1, 2011 - December 31, 2011










Security Purchased
Cusip
Purchase/Trade
Date
Size (Shr) of
Offering
Offering
Price of
Shares
Total ($)
Amt of
Offering
Amt of
shares Purch
by Fund
% of Offering
Purchased by
Fund
% of
Funds
Total
Assets
Brokers
Purchased
From
COCA-COLA ENTERPRISES
19122TAD1
8/16/2011
500,000,000
99.89

1,500,000
0.30%

BCLY,CS,DB,HSBC,RBC
CS
HJ HEINZ CO
423074AL7
9/7/2011
300,000,000
99.97

1,665,000
0.24%

BCLY,BNP,DB,HSBC,JPM,ML,MITSUF,
J,MS,PNC,RAB1,RBC,SGAS,SUNTRS,
T,TD,UBS,WELLS
JPM
AMERICREDIT AUTOMOBILE
03064TAB9
10/26/2011
797,466,000
100.00

4,749,981
0.60%

DB,MS,CS,JPM
UBS
XSTRATA CANADA FIN CORP
98417EAG5
11/3/2011
3,000,000,000
99.92

4,700,000
0.16%

BCLY,CITI,DB,HSBC,JPM,RBS
JPM